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                           DAYTON SUPERIOR CORPORATION
                      EXHIBIT 11 - COMPUTATION OF EARNINGS
                     PER COMMON AND COMMON EQUIVALENT SHARE


                                                             Three Fiscal Months Ended      Six Fiscal Months Ended
                                                             -------------------------      -----------------------
                                                                June 30,       June 28,       June 30,       June 28,
                                                                 1995           1996           1995           1996
                                                             --------------------------    --------------------------
                                                             (Unaudited)    (Unaudited)    (Unaudited)    (Unaudited)
                                                             (Amounts in thousands, except share and per share amounts)
Weighted average number of common
     shares outstanding during the period                      2,911,400      3,517,584      2,911,400      3,404,068
Common equivalent shares outstanding (a)                         568,061         45,210        568,061         45,210
Weighted average common and common                           --------------------------    --------------------------
     equivalent shares outstanding                             3,479,461      3,562,794      3,479,461      3,449,278

Income before income taxes and extraordinary
     item                                                         $2,282         $2,266         $2,131         $1,865
Extraordinary item                                                    --         (2,314)            --         (2,314)
                                                             --------------------------    --------------------------
Net income                                                         2,282            (48)         2,131           (449)
Dividends on Redeemable Preferred Shares                            (150)            --           (300)            --
Accretion on Redeemable Preferred Shares                             (61)            --           (123)            --
                                                             --------------------------    --------------------------
Net income available to common shareholders                       $2,071           ($48)        $1,708          ($449)
                                                             ==========================    ==========================

Income per share before extraordinary item                         $0.60          $0.64          $0.49          $0.54
Extraordinary item                                                    --          (0.65)            --          (0.67)
                                                             --------------------------    --------------------------
Net income per share                                               $0.60         ($0.01)         $0.49         ($0.13)
                                                             ==========================    ==========================

Fully diluted earnings per share are not significantly different from primary earnings per share.

========================

Notes:

(a) Common equivalent share in periods with a loss are shares issuable upon the exercise of stock options and warrants granted within 12 months of the stock offering.